Exhibit 99.1

BrainStorm Cell Therapeutics Appoints Nir Naor as Board Member and Audit Committee Chair

NEW YORK, June 20, 2023 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced the appointment of Nir Naor, CPA, CFA, MBA (IMD), LL.M, as Board Member, chairman of its Audit Committee and member of its Governance, Nomination and Compensation Committee (GNC), effective June 20. Mr. Naor is replacing Mr. Malcolm Taub, who will retire from the same roles after 14 years of service on the Company’s board of directors.

"We welcome the addition of Nir as a new independent board member, and we are confident that his impressive corporate experience in both the U.S. and Europe will add further breadth to the Company’s finance and compliance capabilities,” said Chaim Lebovits, President and Chief Executive Officer of BrainStorm. “I believe BrainStorm has much to gain from Nir’s expertise as we prepare for success and position the company for our first potential commercial launch”.

Mr. Naor remarked, "I am delighted to join BrainStorm at this exciting point in the company’s evolution. I am impressed by the vision of the management team and in their commitment to serving ALS patients, who are in dire need of new treatments."

Mr. Lebovits concluded, "I would like to thank our colleague and dear friend Malcolm Taub for his long-standing contributions to Brainstorm. Malcolm has been a vital part of the company throughout our formative years - from being a small pre-clinical company, to an advanced-stage stem cell treatments’ manufacturer.”

Nir Naor has over 20 years of global work experience as CFO and senior finance leader, with the majority of his career spent at U.S. and European corporations. He has a broad background that includes large pharma and biotech, and has overseen organizations with up to $2.5B in sales and $1B in annual spend. His experience includes serving as CFO of Arbor Pharmaceuticals, a PE-backed (KKR) company, and was instrumental in its sale to Azurity Pharma / NovaQuest Capital. He also founded the Portfolio Management function in UCB, and later on became UCB’s US CFO. Mr. Naor’s CFO experience includes IPO Preparedness projects, as well as leading turnarounds, and finance transformations, while overseeing Finance, IT, Investor Relations, Contracting & Pricing and Commercial Ops functions at AstraZeneca, UCB and Mölnlycke Healthcare. Prior to joining the industry, Nir worked as an Investment Banker, specializing in IPOs and M&A, and prior to that was a commercial Lawyer. In addition, Mr. Naor currently serves as an advisor and advisory-board member to several biotech and tech startups.

Mr. Naor is a Certified Public Accountant (CPA), Chartered Financial Analyst (CFA) and Advocate. He holds a Master of Business Administration from IMD Business School in Switzerland, and a master degree in Law from Hamburg University in Germany. He also received a bachelor degree in Law (LL.B) and BA (Accounting) from Tel Aviv University In Israel.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a leading developer of innovative autologous adult stem cell therapeutics for debilitating neurodegenerative diseases. The Company holds the rights to clinical development and commercialization of the NurOwn® technology platform used to produce autologous MSC-NTF cells through an exclusive, worldwide licensing agreement. Autologous MSC-NTF cells have received Orphan Drug designation status from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of amyotrophic lateral sclerosis (ALS). BrainStorm has completed a Phase 3 pivotal trial in ALS (NCT03280056); this trial investigated the safety and efficacy of repeat-administration of autologous MSC-NTF cells and was supported by a grant from the California Institute for Regenerative Medicine (CIRM CLIN2-0989). BrainStorm completed under an investigational new drug application a Phase 2 open-label multicenter trial (NCT03799718) of autologous MSC-NTF cells in progressive MS and was supported by a grant from the National MS Society (NMSS).

Safe-Harbor Statement

Statements in this announcement other than historical data and information, including statements regarding BrainStorm's Type A meeting with the FDA and the clinical development of NurOwn® as a therapy for the treatment of ALS, constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "intend," "should," "could," "will," "believe," "potential," and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, management's ability to successfully achieve its goals, BrainStorm's ability to raise additional capital, BrainStorm's ability to continue as a going concern, prospects for future regulatory approval of NurOwn®, whether BrainStorm's future interactions with the FDA will have productive outcomes, the impacts of the COVID-19 pandemic on our clinical trials, supply chain, and operations, and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

CONTACTS

Investor Relations:
John Mullaly
LifeSci Advisors, LLC
Phone: +1 617-429-3548
jmullaly@lifesciadvisors.com

Media:
Lisa Guiterman

Phone: +1 202-330-3431
lisa.guiterman@gmail.com